UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2010

PLC Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada	1-11388	04-3153858
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

PLC Systems, Inc.
10 Forge Park
Franklin, Massachusetts	02038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  508-541-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.              Submission of Matters to a Vote of Security Holders.

The annual meeting of stockholders of PLC Systems, Inc. (the “Company”) was held on June 16, 2010.  At the annual meeting, the stockholders of the Company voted on the following proposals:

1.             To elect the two directors named in the Company’s proxy statement for a three-year term expiring in 2013. Each nominee for director was elected by a vote of the stockholders as follows:

Nominee	For	Against	Withheld	Broker Non-Votes

Robert I. Rudko, Ph.D.	8,036,415	0	828,160

Mark R. Tauscher	7,952,129	0	912,446

2.             To ratify the selection of Caturano and Company, P.C.  as the Company’s independent auditors for the year ending December 31, 2010.  The proposal was approved by a vote of stockholders as follows:

For	Against	Abstain	Broker Non-Votes

25,032,130	2,384,433	124,341	0

Item  8.01   Other Events.

At the meeting of the Board of Directors held on June 16, 2010, the Board voted to establish the compensation of directors (other than those directors serving as officers of the Company and other than the Chairman of the Board of Directors) as follows:  (i) cash compensation at the rate of $1,000 per meeting and $500 per teleconference, (ii) an option to purchase 22,500 shares of Common Stock of the Company vesting in four equal quarterly installments commencing on September 16, 2010, at an exercise price equal to $.13 per share (the closing price for the Company’s Common Stock as reported on the OTCBB at the close of business on June 16, 2010) and (iii) reimbursement for travel expenses consistent with the Company’s travel policy.

The compensation for the Chairman of the Board (currently Mr. Pendergast) will be $1,500 per meeting and $750 per teleconference, (ii) an option to purchase 45,000 shares of Common Stock of the Company vesting in four equal quarterly installments, commencing on September 16, 2010, at an exercise price equal to $.13 per share (the closing price for the Company’s Common Stock as reported on the OTCBB at the close of business on June 16, 2010) and (iii) reimbursement for travel expenses consistent with the Company’s travel policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLC SYSTEMS, INC.

Date: June 22, 2010	By:	/s/ JAMES G. THOMASCH
James G. Thomasch, Senior Vice President, Finance and Administration and Chief Financial Officer